Exhibit 99.1

Press Release

Bio-Rad Appoints Andrew Last as Executive Vice President and Chief Operating Officer

HERCULES, Calif.–April 22, 2019–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced the appointment of Dr. Andrew Last as Executive Vice President and Chief Operating Officer, effective April 22, 2019. In this role, Dr. Last is responsible for all operating functions of the company on a global basis.

“We are pleased to have Andrew join Bio-Rad and believe his strong background in global management and leadership spanning the life science, diagnostics, and pharmaceutical industries coupled with his technical expertise will be an invaluable asset to Bio-Rad,” said Norman Schwartz, Bio-Rad President and CEO.

Dr. Last brings over 30 years of global management experience to Bio-Rad. Most recently he served as Chief Commercial Officer at Berkeley Lights, Inc. Prior to that he served as Chief Operating Officer at Intrexon Corporation.

From 2010 to 2016 Dr. Last held senior roles at Affymetrix that include Executive Vice President and Chief Operating Officer. His other past leadership roles include senior positions with Becton, Dickinson and Company; Applied Biosystems; Incyte Genomics; and, Monsanto Company.

Dr. Last has a PhD with agrochemical specialization and a Master of Science in Bio-Aeronautics from Cranfield University, UK. He holds of Bachelor of Science degree from the University of Leicester, UK.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.2 billion in 2018. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding the expected contributions and benefits of the new officer. We have based these statements on the information now known to us. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding our risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Bio-Rad’s public reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Press Contact:

Bio-Rad Laboratories, Inc.

Tina Cuccia, Corporate Communications

510-724-7000

tina_cuccia@bio-rad.com